February 1, 2026

WAIVER LETTER

AMG Funds I (the “Trust”)

AMG Systematica Subsidiary Fund II

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Re:	Investment Management Fee Waiver

Ladies and Gentlemen:

This Waiver Letter documents an undertaking by AMG Funds LLC (the “Adviser”) to waive a portion of its investment management fee charged to each of AMG Systematica Trend-Enhanced Markets Fund, a series of the Trust (the “Fund”), and AMG Systematica Subsidiary Fund II (the “Subsidiary”) under a Fund Management Agreement among the Adviser, the Trust and the Subsidiary dated as of August 1, 2000, and as amended through the date hereof (the “Fund Management Agreement”).

Effective as of February 1, 2026, and until at least February 1, 2027, the Adviser hereby undertakes to waive a portion of the investment management fee it charges to each of the Fund and the Subsidiary under the Fund Management Agreement, such that the investment management fee, expressed as a percentage of the average daily net assets of each of the Fund and the Subsidiary, that is charged to the Fund and the Subsidiary, respectively, is limited to an annual rate of 0.90%.

This Waiver Letter shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Waiver Letter shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Waiver Letter is assigned. The term “Fund” as used throughout this Waiver Letter shall include any entity into which AMG Systematica Trend-Enhanced Markets Fund is reorganized and which is the successor to the accounting and performance information of AMG Systematica Trend-Enhanced Markets Fund.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Managing Director
Date: February 1, 2026

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer, and Principal Financial Officer
Date: February 1, 2026

AMG SYSTEMATICA SUBSIDIARY FUND II

By:
Name: Thomas Disbrow
Title: Authorised Signatory
Date: February 1, 2026